As filed with the Securities and Exchange Commission on September 14, 2009.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNISYS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-0387840
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Unisys Way

Blue Bell, Pennsylvania 19424

(215) 986-4011

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Nancy Straus Sundheim

Senior Vice President, General Counsel and Secretary

Unisys Corporation

Unisys Way

Blue Bell, Pennsylvania 19424

(215) 986-4008

(Name, Address, Including Zip Code, and Telephone Number, Including

Area Code, of Agent For Service)

Copy to:

Risë B. Norman, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share	52,421,654	$2.305(1)	$120,831,912.47(1)	$6,742.42

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low price of the registrant’s common stock on September 4, 2009, as reported on the New York Stock Exchange.

PROSPECTUS

52,421,654 Shares

UNISYS CORPORATION

COMMON STOCK

This prospectus relates to the offer and sale from time to time of up to 52,421,654 shares of Unisys Corporation common stock, $0.01 par value per share, by the selling stockholders identified in this prospectus or in supplements to this prospectus. See “Selling Stockholders.” These shares were issued by us to the selling stockholders on July 31, 2009 in private exchange offers. The registration of the shares of common stock to which this prospectus relates does not require the selling stockholders to sell any of their shares of our common stock nor does it require us to issue any shares of common stock.

We will not receive any proceeds from the sale of the shares by the selling stockholders, but we have agreed to pay certain registration expenses, other than underwriting discounts and commissions. The selling stockholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. See “Plan of Distribution.”

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “UIS.” On September 11, 2009, the closing sales price of our common stock as reported on the NYSE was $2.95 per share.

Before you invest, you should read this prospectus, any prospectus supplement, as well as the risks described in the documents incorporated by reference.

You should consider carefully the risk factors beginning on page 5 of this prospectus before you invest in any of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated September 14, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this shelf registration process, the selling stockholders may sell from time to time up to an aggregate of 52,421,654 shares of common stock. This prospectus provides you with a general description of the common stock the selling stockholders may offer. When the selling stockholders sell common stock under this prospectus, such selling stockholders may provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell shares of common stock in any jurisdiction where an offer or solicitation is not permitted. The information in this prospectus is accurate only as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date. Before purchasing any shares of our common stock, you should carefully read both this prospectus and any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information; Incorporation of Certain Documents by Reference.”

When used in this prospectus, the terms “Unisys,” “we,” “our” and “us” refer to Unisys Corporation and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at their Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 for more information.

You may also read and copy reports and other information we file at the office of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to separate documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including pursuant to Items 2.02 and 7.01 of Form 8-K).

1.	Annual Report on Form 10-K for the year ended December 31, 2008 (including information specifically incorporated by reference into the Annual Report on Form 10-K from the Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2009).

2.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

3.	Current Reports on Form 8-K filed on February 4, 2009, March 10, 2009, April 30, 2009, May 11, 2009, June 12, 2009, July 1, 2009 (Item 8.01 Form 8-K only), July 13, 2009, July 28, 2009 and August 3, 2009.

4.	The description of our common stock contained in the registration statement of Burroughs Corporation on Form 8-B filed on May 29, 1984, as amended on Form 8 filed on May 7, 1991.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and any accompanying prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Unisys Corporation

Unisys Way

Blue Bell, Pennsylvania 19424

Attention: Financial Communications

(215) 986-5777

We maintain a web site at www.unisys.com. The information on our web site is not incorporated by reference in this prospectus or any prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contain and incorporate by reference statements that do not directly or exclusively relate to historical facts. These types of statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects” and similar expressions may identify such forward-looking statements. All forward-looking statements rely on assumptions and are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from expectations. Factors that could affect future results include, but are not limited to, the following:

•	our business is affected by the economic and business environment;

•	our future results may depend on our ability to access external credit markets;

•	we have significant pension obligations;

•	our future results will depend on the success of our turnaround program;

•	we face aggressive competition in the information services and technology marketplace;

•	we face volatility and rapid technological change in our industry;

•	our future results will depend on our ability to retain significant clients;

•	our future results will depend in part on our ability to grow outsourcing;

•	our future results will also depend in part on our ability to drive profitable growth in consulting and systems integration;

•	our future results will also depend in part on market demand for our high-end enterprise servers and maintenance on these servers;

•	our contracts with U.S. governmental agencies may be subject to audits, criminal penalties, sanctions and other expenses and fines;

•	our contracts may not be as profitable as expected or provide the expected level of revenues;

•	we may face damage to our reputation or legal liability if our clients are not satisfied with our services or products;

•	our future results will depend in part on the performance and capabilities of third parties;

•	we are subject to the risks of doing business internationally;

•	we could face business and financial risk in implementing future dispositions or acquisitions;

•	our services or products may infringe upon the intellectual property rights of others; and

•	pending litigation could affect our results of operations or cash flow.

Any forward-looking statement speaks only as of the date on which that statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

ABOUT UNISYS

Unisys Corporation is a worldwide information technology, or IT, company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, the company brings together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. Unisys serves commercial organizations and government agencies throughout the world. We operate in two business segments — Services and Technology.

In the Services segment, we design, build, and manage IT systems and provide services that help our clients improve their competitiveness, security, and cost-efficiency. Our services include outsourcing, systems integration and consulting, infrastructure services and core maintenance.

•

In outsourcing, we manage a customer’s data centers and end-user environments as well as specific business processes, such as check processing, insurance claims processing, health claims processing, mortgage administration, citizen registry and cargo management.

•

In systems integration and consulting, we design and develop innovative solutions for specific industries – such as check processing systems, public welfare systems, airline reservations and communications messaging solutions.

•	In infrastructure services, we design and support customers’ IT infrastructure, including their networks, desktops, servers, and mobile and wireless systems.

•	In core maintenance, we provide maintenance of Unisys proprietary products.

In the Technology segment, we design and develop servers and related services and products that help clients modernize their data center environments to reduce costs and improve efficiency. As a pioneer in large-scale computing, Unisys offers deep experience and rich technological capabilities in transaction-intensive, mission-critical environments. We provide a range of infrastructure management offerings to help clients virtualize and automate their data-center environments. Product offerings include enterprise-class servers based on our Cellular MultiProcessing architecture, such as the ClearPath family of servers and the ES7000 family of Intel-based servers, as well as operating system software and middleware. We also provide specialized technologies such as payment systems and third-party technology products.

To drive future growth, Unisys is focusing its resources and investments in four targeted areas: security (including IT security and physical security); data center transformation and outsourcing services; end-user outsourcing and support services; and applications modernization and outsourcing services.

The primary vertical markets Unisys serves include the public sector (including the U.S. federal government), financial services and other commercial markets including communications and transportation.

We market our products and services primarily through a direct sales force. In certain foreign countries, we market primarily through distributors. Complementing our direct sales force, we make use of a select group of alliance partners to market and complement our services and product portfolio.

Our principal executive offices are located at Unisys Way, Blue Bell, Pennsylvania 19424 and our telephone number is (215) 986-4011. Our Internet website address is www.unisys.com. Information on our website is not a part of, or incorporated by reference in, this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investing in our common stock involves risk. You should carefully consider the risk factors below as well as those contained in our most recent Annual Report on Form 10–K and our subsequent Quarterly Reports on Form 10–Q, which are incorporated by reference herein. You should also carefully consider the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any shares of our common stock. These risks could materially affect our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment.

Risks Related to Our Common Stock

The price of our common stock has recently been at historical lows and may not increase; further, the trading price of our common stock may be subject to continued significant fluctuations and volatility.

The stock markets have recently experienced high levels of volatility. These market fluctuations have adversely affected, and may continue to adversely affect, the trading price of our common stock. In addition, the trading price of our common stock has been subject to significant fluctuations and volatility and may continue to fluctuate or further decline. Factors that could cause fluctuations and volatility in the trading price of our common stock, many of which are beyond our control, include the following:

•	changes or perceived changes in the condition, operations, results or prospects of our businesses and market assessments of these changes or perceived changes;

•	announcements relating to significant corporate transactions;

•	changes in governmental regulations or proposals, or new governmental regulations or proposals, affecting us, including those relating to the current financial crisis and global economic downturn;

•	the continued decline, failure to stabilize or lack of improvement in general market and economic conditions;

•	the departure of key personnel; and

•	operating and stock price performance of companies that investors deem comparable to us.

The price of our common stock has fluctuated significantly, with high and low sales prices per share during the period of January 1, 2008 through September 11, 2009 ranging from a low of $0.28 to a high of $5.11, with a closing price of $2.95 on September 11, 2009. There can be no assurance that the price of our common stock will recover to prior levels or to any particular level.

We may issue shares of preferred stock with greater rights than our common stock.

Our restated certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our stockholders. Any preferred stock that is issued will rank ahead of our common stock in terms of dividends, liquidation rights, or voting rights. If we issue preferred stock, it may adversely affect the market price of our common stock. See “Description of Capital Stock—Preferred Stock”.

We do not anticipate paying any dividends on our common stock in the foreseeable future.

We do not expect to pay any dividends on our common stock, in cash or otherwise, in the foreseeable future. We intend to retain our future earnings, if any, for the foreseeable future, to repay indebtedness and for use in our business. In addition, the indentures that govern our 12 3/4% Senior Secured Notes due 2014, 14 1/4% Senior Secured Notes due 2015 and 12 1/2% Senior Notes due 2016 restrict our ability to pay dividends on our common stock. In the future, we may agree to further restrictions on our ability to pay dividends.

The common stock will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding up.

In the event of a bankruptcy, liquidation or winding up, our assets will be available to pay obligations on the common stock only after all of our existing liabilities have been paid. In addition, upon our voluntary or involuntary liquidation, dissolution or winding up, holders of common stock will share ratably in the assets remaining after payments to creditors senior to them in our capital structure. As of July 31, 2009, we had total consolidated liabilities of approximately $4.0 billion. In the event of a bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities that rank senior to obligations owed to equity holders, to pay any amounts with respect to our common stock then outstanding.

Anti-takeover provisions could negatively impact our stockholders.

Provisions of Delaware law and of our restated certificate of incorporation and by-laws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. For example, we are subject to Section 203 of the Delaware General Corporation Law, which would make it more difficult for another party to acquire us without the approval of our board of directors. Additionally, our restated certificate of incorporation authorizes our board of directors to issue preferred stock, which could be issued as a defensive measure in response to a takeover proposal. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our stockholders.

Additional issuances of equity securities by us would dilute the ownership of our existing stockholders and could reduce our earnings per share.

We may issue equity in the future in connection with capital raisings, acquisitions, strategic transactions, or for other purposes. To the extent we issue substantial additional equity securities, the ownership of our existing stockholders would be diluted and our earnings per share could be reduced.

USE OF PROCEEDS

The selling stockholders are offering all of the shares of common stock covered by this prospectus. We will not receive any proceeds from the sales of these shares.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the NYSE under the symbol “UIS.” As of August 31, 2009, there were approximately 422.8 million shares of our common stock outstanding and 20,558 stockholders of record. The following table provides the high and low sales prices per share of our common stock during the periods indicated as reported on the NYSE.

	Sales Prices
	Low	High
2009
Third Quarter (through September 11, 2009)	$1.41	$3.02
Second Quarter ended June 30, 2009	0.50	1.64
First Quarter ended March 31, 2009	0.28	1.37

2008
Fourth Quarter ended December 31, 2008	$0.38	$2.92
Third Quarter ended September 30, 2008	2.70	4.29
Second Quarter ended June 30, 2008	3.85	5.11
First Quarter ended March 31, 2008	3.04	4.75

2007
Fourth Quarter ended December 31, 2007	$4.42	$7.90
Third Quarter ended September 30, 2007	6.43	9.70
Second Quarter ended June 30, 2007	7.52	9.51
First Quarter ended March 31, 2007	7.78	9.47

The last reported sales price per share of our common stock on September 11, 2009 as reported by the NYSE was $2.95.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock since 1990, and we do not anticipate declaring or paying cash dividends in the foreseeable future.

SELLING STOCKHOLDERS

On July 31, 2009, we completed our private offers to exchange certain of our existing senior notes for a combination of new senior secured notes, shares of common stock and cash. In connection with these exchange offers, we entered into a registration rights agreement (the “Registration Rights Agreement”), for the benefit of holders of senior notes who received shares of our common stock in the exchange offers. Pursuant to the Registration Rights Agreement, we agreed, among other things, to file a shelf registration statement covering the resale on a delayed or continuous basis of the common stock received by these holders of senior notes. This prospectus covers 52,421,654 shares of our common stock that may be offered for resale by the selling stockholders named in this prospectus and/or in an accompanying prospectus supplement and the persons to whom the selling stockholders may transfer their shares and validly assign their rights under the Registration Rights Agreement.

Information below with respect to beneficial ownership has been furnished by each selling stockholder and we have not sought to verify such information. Except as stated in the footnotes below, none of the selling stockholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us or any of our predecessors or affiliates within the past three years.

The following table sets forth information with respect to certain of the selling stockholders and the shares of our common stock beneficially owned by such selling stockholders that may from time to time be offered or sold pursuant to this prospectus. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth in supplements to this prospectus or a post-effective amendment to the registration statement to which this prospectus relates if and when necessary. The selling stockholders may offer all, some or none of their shares of common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of common stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, after the date on which they provide the information set forth in the table below.

Name (1)	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percentage of Outstanding Shares of Common Stock Beneficially Owned Prior to Offering (2)	Number of Shares of Common Stock That May be Offered Hereby	Number of Shares of Common Stock Beneficially Owned After Sale of All Shares That May be Offered Hereby	Percentage of Outstanding Shares of Common Stock Beneficially Owned After Sale of All Shares That May be Offered Hereby
Harbinger Capital Partners Master Fund I, LTD.	8,196,450	1.94%	8,196,450	0	0
Brevan Howard Master Fund Limited (3)	2,918,542	*	2,918,542	0	0
Transamerica Life Insurance Company (4)	1,835,538	*	1,835,538	0	0
Whitebox Hedged High Yield Partners, LP (5)	1,375,109	*	1,375,109	0	0
Whitebox Combined Partners, LP (5)	1,321,264	*	1,321,264	0	0
Brevan Howard Credit Catalysts Master Fund Ltd. (6)	1,250,803	*	1,250,803	0	0
Credit Suisse Securities (USA) LLC (7)	926,321	*	926,321	0	0
Transamerica High Yield Bond Fund (4)	819,724	*	819,724	0	0
Nicholas Applegate Convertible and Income Fund (8)	663,816	*	663,816	0	0
DRE Partners, LP (5)	655,295	*	655,295	0	0
Nicholas –Applegate Convertible and Income Fund II (8)	573,807	*	573,807	0	0
Monumental Life Insurance Company (4)	334,319	*	334,319	0	0
Fore Multi Strategy Master Fund, Ltd. (9)	321,459	*	321,459	0	0
F Cubed Partners, LP (5)	276,937	*	276,937	0	0
The Prudential Assurance Company Limited (10)	229,393	*	229,393	0	0
Pandora Select Partners, LP (5)	225,022	*	225,022	0	0
Stonehill Offshore Partners Limited (11)	221,004	*	221,004	0	0
Investeringsselskabet Luxor A/S (12)	192,876	*	192,876	0	0
Stonehill Institutional Partners, L.P. (13)	180,821	*	180,821	0	0
AEGON Global Institutional Markets plc (4)	160,730	*	160,730	0	0
Nicholas Applegate Equity & Convertible Income Fund (8)	147,871	*	147,871	0	0

Cantor Fitzgerald & Co. (7) (14)	128,584	*	128,584	0	0
NACM CLO I (8)	128,584	*	128,584	0	0
Transamerica Financial Life Ins Company (4)	112,511	*	112,511	0	0
Contra Costa Employee Retirement Association (8)	96,116	*	96,116	0	0
Barclays Capital Inc. (7)	73,935	*	73,935	0	0
Commissioners of the Land Office of the State of Oklahoma Trustees of Oklahoma School Land Trust (8)	67,185	*	67,185	0	0
JNL/PPM America High Yield Bond Fund, a series of JNL Series Trust (15)	64,292	*	64,292	0	0
DuPont Pension Trust	64,000	*	64,000	0	0
AEGON Levensverzekering N.V.	62,922	*	62,922	0	0
Northern Trust Company of Connecticut Advisors Fund (8)	58,184	*	58,184	0	0
UFCW Atlanta Pension Fund (8)	56,577	*	56,577	0	0
High Yield Fund Insured (4)	55,419	*	55,419	0	0
Northwestern Mutual Series Fund, Inc. – High Yield Bond Portfolio (16)	52,076	*	52,076	0	0
Textron Inc. (8)	52,076	*	52,076	0	0
Brock Milstein TTE UA DTD 9/8/03 Brock Milstein Trust	40,182	*	40,182	0	0
Nicholas-Applegate U.S. High Yield Bond Fund (8)	40,182	*	40,182	0	0
AEGON Bank N.V.	29,238	*	29,238	0	0
Northwestern Mutual Series Fund, Inc. – Balanced Portfolio (16)	28,931	*	28,931	0	0
The Northwestern Mutual Life Insurance Company-Group Annuity Separate Account (16)	27,645	*	27,645	0	0
Mark L. Milstein Trust	24,109	*	24,109	0	0
Milstein Properties Ltd. (17)	16,073	*	16,073	0	0
The Hawthorn Fund, LP (18)	15,430	*	15,430	0	0
High Yield Fund Institutional (4)	15,430	*	15,430	0	0
Allianz NACM Income and Growth Fund (8)	12,858	*	12,858	0	0
Manzoor A. Tariq Inc. Defined Benefit Pension Plan (19)	8,035	*	8,035	0	0
Smith, Moore & Co. Cust. FBO Jack C. Ashlock IRA/SEP (7) (20)	8,035	*	8,035	0	0
Northwestern Mutual Series Fund, Inc. - Asset Allocation Portfolio (16)	3,857	*	3,857	0	0
OFI Global High Yield (21)	1,607	*	1,607	0	0
Total (1)	24,171,174	5.72%	24,171,174	0	0

*	Less than 1%.
(1)	Additional selling stockholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling stockholders will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.
(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 422,787,282 shares of common stock outstanding as of August 31, 2009.
(3)	Brevan Howard Investment Products Limited, as investment manager of Brevan Howard Master Fund Limited, exercises dispositive powers with respect to the shares of common stock.
(4)	Eric Goodman, Chief Investment Officer of AEGON USA Investment Management, LLC, exercises dispositive power with respect to the selling stockholder’s shares of our common stock. Representatives of the selling stockholder have advised us that it is an affiliate of the following registered broker-dealers: Diversified Investors Securities Corp., InterSecurities, Inc., Transamerica Capital Inc., Transamerica Financial Advisors, Inc., Transamerica Securities Sales Corporation, World Group Securities, Inc. and Clark Securities, Inc.
(5)	Andrew Redleaf exercises dispositive powers with respect to the shares of common stock.
(6)	D.W. Investment Management, as investment manager of Brevan Howard Credit Catalysts Master Fund Ltd, exercises dispositive power with respect to the shares of common stock.
(7)	The selling stockholder is a registered broker-dealer.

(8)	Nicholas-Applegate Capital Management LLC (“Nicholas-Applegate”) is an investment adviser registered under the Investment Advisers Act of 1940. Nicholas-Applegate is an affiliate of Nicholas-Applegate Securities LLC, a limited purpose broker-dealer registered with FINRA (formerly NASD) effective April 1993. Nicholas-Applegate Securities LLC was organized in December 1992 for the sole purpose of distributing mutual funds sponsored by Nicholas-Applegate. This selling stockholder has delegated full investment authority to Nicholas-Applegate, as investment adviser, over the shares of common stock, including full dispositive power. The Chief Investment Officer of Nicholas-Applegate is Horacio A. Valeiras, CFA who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate.
(9)	Matthew Li, LLC, Matthew Li and Fore Research & Management, LP exercise dispositive powers with respect to the shares of common stock. The shares of common stock are currently hedged using put options, which remain in place.
(10)	PPM America, Inc. (“PPM”), a registered investment adviser, acts as investment manager to the selling stockholder. PPM has investment discretionary authority to vote and dispose of the shares of common stock held by the selling stockholder and may be deemed to be a beneficial owner of the shares of common stock. PPM also acts as investment manager to another selling stockholder: JNL/PPM America High Yield Bond Fund, a series of JNL Series Trust ((“JNL Fund”). PPM has investment discretionary authority to vote and dispose of the shares of common stock held by JNL Fund and may be deemed to be a beneficial owner of the shares of common stock held by JNL Fund. The selling stockholder disclaims beneficial ownership of the shares of common stock beneficially owned by JNL Fund.
(11)	Stonehill Capital Management LLC, a Delaware limited liability company (“SCM”), and Stonehill Advisers LLC, an Idaho limited liability company (“Advisers”), are the investment advisers of Stonehill Offshore Partners Limited (“Stonehill Offshore”). By virtue of such relationship, SCM and Advisers may be deemed to have voting and dispositive power over the shares of common stock owned by Stonehill Offshore. SCM and Advisers disclaim beneficial ownership of such shares of common stock. Mr. John Motulsky, Mr. Christopher Wilson, Mr. Wayne Teetsel, Mr. Thomas Varkey, Mr. Jonathan Sacks, and Mr. Peter Sisitsky (collectively, the “Members”) are the managing members of SCM and Advisers, and may be deemed to have shared voting and dispositive power over the shares of common stock owned by Stonehill Offshore. The Members disclaim beneficial ownership of such shares of common stock. Stonehill Offshore has sold short 165,000 shares of our common stock. The shares of common stock covered by this registration statement will not be used to cover that short sale.
(12)	Svend Rolf Larsen and Peter Guldberg exercise dispositive powers with respect to the shares of common stock.
(13)	Stonehill Capital Management LLC, a Delaware limited liability company (“SCM”), is the investment adviser of Stonehill Institutional Partners, L.P. (“Stonehill Institutional”). By virtue of such relationship, SCM may be deemed to have voting and dispositive power over the shares of common stock owned by Stonehill Institutional. SCM disclaims beneficial ownership of such shares of common stock. Mr. John Motulsky, Mr. Christopher Wilson, Mr. Wayne Teetsel, Mr. Thomas Varkey, Mr. Jonathan Sacks and Mr. Peter Sisitsky (collectively, the “Members”) are the managing members of SCM, and may be deemed to have shared voting and dispositive power over the shares of common stock owned by Stonehill Institutional. The Members disclaim beneficial ownership of such shares of common stock. Stonehill Institutional has sold short 135,000 shares of our common stock. The shares of common stock covered by this registration statement will not be used to cover that short sale.
(14)	The selling stockholder has hedged its exposure through a short sale of 128,584 publicly traded shares of common stock as protection against price fluctuations in the shares. The selling stockholder is unable at this time to determine the duration of this hedge.
(15)	PPM America, Inc. (“PPM”), a registered investment adviser, acts as subadviser to the selling stockholder. PPM has investment discretionary authority to vote and dispose of the shares of common stock held by the selling stockholder and may be deemed to be a beneficial owner of the shares of common stock. PPM also acts as investment manager to another selling stockholder: The Prudential Assurance Company Limited (“PAC”). PPM has investment discretionary authority to vote and dispose of the shares of common stock held by PAC and may be deemed to be a beneficial owner of the shares of common stock held by PAC. The selling stockholder disclaims beneficial ownership of the shares of common stock beneficially owned by PAC.
(16)	Mason Street Advisors, LLC, a wholly owned company of The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), is an investment adviser to Northwestern Mutual Series Fund, Inc. and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to the above-referenced shares of common stock. Andrew T. Wassweiler is a portfolio manager for Mason Street Advisors, LLC and manages the portfolio which holds the shares of common stock and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to the shares of common stock. However, pursuant to Rule 13d-4 under the Exchange Act, the immediately preceding sentence shall not be construed as an admission that Mr. Wassweiler is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any shares of common stock covered by this registration statement. The following FINRA (formerly NASD) members are affiliated with Northwestern Mutual Series Fund, Inc. by virtue of its relationship with Northwestern Mutual and its affiliates: Northwestern Mutual Investment Services, LLC, Russell Implementation Services, Inc. and Russell Financial Services, Inc. In the ordinary course of business, the broker-dealer affiliates which may be deemed to be affiliated with Northwestern Mutual Series Fund, Inc. (by virtue of their relationship with Northwestern Mutual) listed in the immediately preceding sentence may, from time to time, have acquired or disposed of, or may in the future acquire or dispose of, securities of Unisys Corporation, for such broker dealers’ own accounts or for the accounts of others. Other affiliates of Northwestern Mutual Series Fund, Inc., including investment adviser affiliates, may in the ordinary course of business, effect transactions in the securities of Unisys Corporation.
(17)	Robert I. Milstein exercises dispositive powers with respect to the shares of common stock.
(18)	Brian Leshner exercises dispositive powers with respect to the shares of common stock.
(19)	Manzoor A. Tariq exercises dispositive powers with respect to the shares of common stock.
(20)	Jack C. Ashlock exercises dispositive powers with respect to the shares of common stock.
(21)	OFI Global High Yield is represented by ADI Alternative Investments. Patrick Hobin, Head of Operations, exercises dispositive powers with respect to the shares of common stock.

The selling stockholders listed in the above table may have sold or transferred, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of their shares since the date as of which the information is presented in the above table. Information concerning the selling stockholders may change from time to time and any such changed information will be set forth in supplements to this prospectus or post-effective amendments to the registration statement of which this prospectus is a part, as may be appropriate.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms of our common stock, our preferred stock and certain provisions of the Delaware General Corporation Law. For more detailed information, you should refer to our restated certificate of incorporation and by-laws, copies of which have been filed with the SEC and incorporated by reference into this prospectus, and the relevant provisions of the Delaware General Corporation Law.

General

Our authorized capital stock consists of:

•	720,000,000 shares of common stock, par value $0.01 per share; and

•	40,000,000 shares of preferred stock, par value $1.00 per share, including 1,500,000 shares that have been designated as junior participating preferred stock.

As of August 31, 2009, there were approximately 422,787,282 shares of common stock and no shares of preferred stock outstanding.

At our annual stockholders meeting on May 28, 2009, our stockholders approved a proposal to amend our restated certificate of incorporation to effectuate a reverse stock split at a reverse split ratio of between 1-for-5 and 1-for-20, which ratio will be selected by our board of directors, and to decrease the number of authorized shares of our common stock on a basis proportional to the reverse stock split ratio approved by the board. The board, in its discretion, may elect, at any time prior to next year’s annual meeting of stockholders, to effect any reverse split ratio within the range set forth above, or none of them if the board determines in its discretion not to proceed with the reverse stock split.

Common Stock

Subject to the rights of any holders of shares of preferred stock and except as otherwise may be required by applicable law, holders of shares of common stock:

•	are entitled to receive dividends when and as declared by the board of directors from funds legally available for that purpose;

•	have the exclusive right to vote on all matters on which stockholders generally are entitled to vote, including the election of directors, and are entitled to one vote per share; and

•	are entitled, upon any liquidation, dissolution or winding up of Unisys, to a pro rata distribution of the assets and funds available for distribution to stockholders.

Holders of shares of common stock do not have preemptive rights to subscribe for additional shares of common stock or securities convertible into shares of common stock. Our common stock is currently listed on the NYSE under the symbol “UIS”. The Bank of New York Mellon Corporation is the transfer agent for our common stock.

We have not declared or paid any cash dividends on our common stock since 1990 and do not anticipate declaring or paying dividends on the common stock in the foreseeable future. Certain of our debt instruments include restrictions on our ability to pay dividends.

All outstanding shares of our common stock are fully paid and nonassessable. Any additional shares of common stock that we issue will be fully paid and nonassessable.

Preferred Stock

Our restated certificate of incorporation authorizes our board of directors to provide for the issuance of shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of preferred stock we may offer, our board of directors has the authority, subject to applicable law, to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	the ranking of that series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the dividend rate, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable for each share if Unisys is dissolved or liquidated;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	the voting rights for the shares of that series; and

•	any other rights, preferences or limitations of that series.

Junior Participating Preferred Stock

Our restated certificate of incorporation authorizes our board of directors to provide for the issuance of shares of our junior participating preferred stock. The shares of junior participating preferred stock will be nonredeemable. Each share of junior participating preferred stock will have a preferential quarterly dividend equal to the greater of (1) $15 per share or (2) 300 times the aggregate dividend declared per share of common stock. In the event of liquidation, the holders of the shares of junior participating preferred stock will receive a preferred liquidation payment of $100 per share, and will be entitled to receive an aggregate liquidation payment per share equal to 300 times the payment made per share of common stock. Each share of the junior participating preferred stock will have 300 votes, voting together with the shares of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of the junior participating preferred stock will be entitled to receive 300 times the amount received per share of common stock. The junior participating preferred stock has customary antidilution provisions to protect the dividend, liquidation and voting rights described above.

Anti-Takeover Provisions

Delaware Law

Unisys is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time of the transaction in which the person became an interested stockholder. The provision does not apply if:

•	prior to such time, either the business combination or such transaction is approved by the board of directors of the corporation;

•	upon consummation of the transaction that results in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or

•

on or after such time, the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s outstanding voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control or reducing the price that some investors might be willing to pay in the future for our common stock.

Corporate Documents

Our restated certificate of incorporation and by-laws also contain anti-takeover provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control unless the board approves it. These provisions may also make it more difficult to remove the current board of directors.

•

Classified Board — The restated certificate of incorporation and by-laws provide that the board of directors shall have no fewer than 10 and no more than 20 members, with the exact number to be fixed by the board of directors. The board of directors is divided into three classes of directors, as nearly equal in number as possible. One class of directors is elected each year for a term of three years.

•

Removal of Directors; Vacancies — Directors may be removed from office only for cause and only by the affirmative vote of at least 80% of the outstanding voting stock. Vacancies in the board of directors and newly created directorships are filled for the unexpired term only by the vote of a majority of the remaining directors in office.

•

Special Meetings of Stockholders — Under the restated certificate of incorporation and by-laws, stockholders may not call a special meeting of stockholders. Only the board of directors, by resolution adopted by a majority of the entire board, may call a special meeting of stockholders.

•

Action by Written Consent — The Delaware General Corporation Law provides that, unless specifically prohibited by the restated certificate of incorporation, any action required or permitted to be taken by stockholders of a corporation may be taken without a meeting if a written consent setting forth the action to be taken is signed by the holders of outstanding shares of capital stock having the requisite number of votes that would be necessary to authorize or take the action at a meeting of stockholders. Our restated certificate of incorporation requires that stockholder action be taken at a meeting of stockholders and prohibits stockholder action by written consent.

•

Business Combinations — The restated certificate of incorporation provides that mergers, consolidations, sales or other transfers of assets of, issuances or reclassifications of securities of, or adoptions of plans of liquidation by Unisys (individually, a “corporate transaction”) must be approved by 80% or more of the voting stock when the action involves a person (a “20% stockholder”) who beneficially owns more than 20% of the then outstanding shares of voting stock, unless minimum price, form of consideration and procedural requirements (the “fair price provisions”) are satisfied or unless a majority of the directors not affiliated with the 20% stockholder approve the corporate transaction.

The affirmative vote of 80% or more of the then outstanding shares of voting stock is required to amend, alter or repeal the provisions of the restated certificate of incorporation and by-laws discussed above.

The purpose of the provisions of the restated certificate of incorporation and by-laws relating to (1) a classified board of directors; (2) the removal of directors and the filling of vacancies; (3) the prohibition of stockholder action by written consent and (4) supermajority voting requirements for the repeal of these provisions is to help assure the continuity and stability of our business strategies and policies and to discourage many types of transactions that involve an actual or threatened change of control of Unisys. They are designed to make it more difficult and time-consuming to change majority control of the board of directors and thus to reduce the vulnerability of Unisys to an unsolicited takeover proposal that does not contemplate the acquisition of at least 80% of the voting stock or to an unsolicited proposal for the restructuring or sale of all or part of the company.

These charter and by-law provisions may make more difficult or discourage a proxy contest, or the assumption of control, by a holder of a substantial block of shares of common stock, or the removal of the incumbent board of directors, and could thus increase the likelihood that incumbent directors will retain their positions. In addition, since the fair price provisions discussed above provide that corporate transactions involving Unisys and a 20% stockholder may not be consummated without the approval of a majority of unaffiliated directors (unless the transaction meets specified criteria or is approved by supermajority vote), these provisions could give incumbent management the power to prevent certain takeovers. The fair price provisions may also discourage attempts to effect a “two-step” acquisition in which a third party purchases a controlling interest in cash and acquires the balance of the voting stock for less desirable consideration. Under the classified board and related provisions, the third party would not immediately obtain the ability to control the board of directors through its first-step acquisition and, under the fair price provisions, having made the first-step acquisition, the third party could not acquire the balance of the voting stock for a lower price without a supermajority vote or the approval of a majority of the unaffiliated directors.

These provisions of the restated certificate of incorporation and by-laws help ensure that the board of directors, if confronted with an unsolicited proposal from a third party that has acquired a block of shares of common stock, will have sufficient time to review the proposal and to consider appropriate alternatives for Unisys stockholders.

These provisions are also intended to encourage persons seeking to acquire control of Unisys to initiate such an acquisition through arm’s-length negotiations with the board of directors, who would then be in a position to negotiate a transaction that would treat all stockholders in substantially the same manner. The provisions may have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of Unisys, even though such an attempt might be beneficial to the company and its stockholders. In addition, since the provisions are designed to discourage accumulations of large blocks of shares of common stock by purchasers whose objective is to have those shares repurchased by the company at a premium, the provisions could tend to reduce the temporary fluctuations in the market price of common stock caused by these accumulations. Accordingly, Unisys stockholders could be deprived of the opportunity to sell their shares at a potentially higher market price.

PLAN OF DISTRIBUTION

The selling stockholders, including their permitted transferees, pledgees or donees or their successors, may from time to time offer and sell the shares of our common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling stockholders or the purchasers of the shares of our common stock. These discounts, commissions or concessions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Notwithstanding the foregoing, in no event will the method of distribution take the form of an underwritten offering of our common stock without our prior agreement.

The shares of our common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These prices will be determined by the selling stockholders or by agreement between such selling stockholders and underwriters, broker-dealers or agents. The aggregate proceeds to the selling stockholders from the sale of the shares of our common stock offered by them will be the purchase price of the shares of our common stock less discounts, commissions and concessions, if any. Each of the selling stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The sales described above may be effected in transactions:

•	on any national securities exchange or quotation service on which the shares of our common stock may be listed at the time of sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options; or

•	any combination of such methods of sale.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sale of any shares of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of shares of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver such shares to close out their short positions, or loan or pledge such shares to broker-dealers that in turn may sell such securities.

In order to comply with the securities laws of some states, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of our common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock may be deemed to be underwriting discounts or commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including liability under Sections 11 and 12 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling stockholders have acknowledged that they understand their obligation to comply, and they have agreed to comply, with the prospectus delivery and other provisions of the Securities Act and the Exchange Act, particularly Regulation M (or any successor rule or regulation).

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the shares of our common stock. Selling stockholders may ultimately not sell all, and conceivably may not sell any, of the shares of our common stock offered by them under this prospectus supplement. In addition, we cannot assure you that a selling stockholder will not transfer, devise or gift the shares of our common stock by other means not described in this prospectus supplement. Furthermore, the shares of common stock covered by this prospectus supplement which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus or the applicable prospectus supplement.

To the extent required, the specific shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement to which this prospectus relates.

We have agreed, among other things, to pay certain expenses of the registration statement to which this prospectus relates, other than underwriting discounts and commissions. We estimate that our total expenses associated with the offering of shares of our common stock by the selling stockholders will be approximately $181,742. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholders may be required to make because of any of those liabilities.

LEGAL MATTERS

Except as otherwise set forth in the applicable prospectus supplement, the validity of the issuance of the shares of common stock and certain legal matters will be passed upon for Unisys by Nancy Straus Sundheim, our Senior Vice President, General Counsel and Secretary. As of August 31, 2009, Ms. Sundheim owned 46,464 shares of Unisys common stock, held options to purchase 827,000 additional shares of Unisys common stock and held 14,158 restricted stock units that will vest into shares of Unisys common stock based on the passage of time.

EXPERTS

The consolidated financial statements and schedule of Unisys Corporation and its subsidiaries as of December 31, 2008, and for the year ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Our consolidated financial statements included in our Current Report on Form 8-K filed on May 11, 2009 at December 31, 2007, and for each of the two years in the period ended December 31, 2007 (including the financial statement schedule for the years ended December 31, 2007 included in Form 10-K for the year ended December 31, 2008) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report included therein, and incorporated by reference herein. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses relating to the registration of securities will be borne by the registrant. The following expenses, with the exception of the Securities and Exchange Commission Registration Fee, are estimates:

Securities and Exchange Commission Registration Fee	$6,742

Transfer Agents’ Fees	$10,000

Printing and Engraving Expenses	$20,000

Accounting Fees and Expenses	$25,000

Legal Fees and Expenses	$100,000

Miscellaneous Expenses	$20,000

Total	$181,742

All of the amounts are estimates except for the Securities and Exchange Commission Registration Fee.

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, among other things:

•

for permissive indemnification for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

•

for permissive indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

•

for mandatory indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in litigation covered by the two preceding bullet points; and

•

that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.

The Certificate of Incorporation of Unisys Corporation (the “Company”) provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Certificate of Incorporation also provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity) shall be indemnified and held harmless by the Company, to the fullest extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability or loss reasonably incurred by such person in connection therewith. The Certificate of Incorporation further provides that such rights to indemnification are contract rights and shall include the right to be paid by the Company the expenses incurred in defending the proceedings specified above, in advance of their final disposition, provided that, if the DGCL so requires, such payment shall only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payment is not entitled to be indemnified. Persons so indemnified may bring suit against the Company to recover unpaid amounts, and if the suit is successful, the Company shall reimburse the indemnified party for the expense of bringing the suit. The Certificate of Incorporation provides that the right to indemnification and to the advance payment of expenses shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Company’s Certificate of Incorporation or By-Laws, or otherwise. By resolution effective September 16, 1986, the Board of Directors extended the right to indemnification provided directors and officers by the Certificate of

Incorporation to employees of the Company. The Certificate of Incorporation also provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

On April 28, 1988, at the Company’s 1988 Annual Meeting of Stockholders, the stockholders authorized the Company to enter into indemnification agreements with its directors, and such indemnification agreements have been executed with each of the directors of the Company. The indemnification agreements provide that the Company shall, except in certain situations specified below, indemnify a director against any expense, liability or loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred by the director in connection with any actual or threatened action, suit or proceeding (including derivative suits) in which the director may be involved as a party or otherwise, by reason of the fact that the director is or was serving in one or more capacities as a director or officer of the Company or, at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise.

The indemnification agreements require indemnification except to the extent (i) payment for any liability is made under an insurance policy provided by the Company, (ii) indemnification is provided by the Company under the Certificate of Incorporation or By-Laws, the DGCL or otherwise than pursuant to the indemnification agreement, (iii) the liability is based upon or attributable to the director gaining any personal pecuniary profit to which such director is not legally entitled or is determined to result from the director’s knowingly fraudulent, dishonest or willful misconduct, (iv) the liability arises out of the violation of certain provisions of the Exchange Act, or (v) indemnification has been determined not to be permitted by applicable law.

The indemnification agreements further provide that, in the event of a Potential Change in Control (as defined therein), the Company shall cause to be maintained any then existing policies of directors’ and officers’ liability insurance for a period of six years from the date of a Change in Control (as defined therein) with coverage at least comparable to and in the same amounts as that provided by such policies in effect immediately prior to such Potential Change in Control. In the event of a Potential Change in Control, the indemnification agreements also provide for the establishment by the Company of a trust, for the benefit of each director, upon the written request by the director. The trust shall be funded by the Company in amounts sufficient to satisfy any and all liabilities reasonably anticipated at the time of such request, as agreed upon by the director and the Company.

The indemnification agreements also provide that no legal actions may be brought by or on behalf of the Company, or any affiliate of the Company, against a director after the expiration of two years from the date of accrual of such cause of action, and that any claim or cause of action of the Company or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two year period.

The directors and officers of the Company are insured against certain civil liabilities, including liabilities under federal securities laws, which might be incurred by them in such capacity.

Item 16.	Exhibits.

See the attached Exhibit Index, which is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining liability under the Securities Act to any purchaser,

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Whitpain, Commonwealth of Pennsylvania, on September 14, 2009.

UNISYS CORPORATION

By:	/s/ J. Edward Coleman
J. Edward Coleman
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes J. Edward Coleman, Janet Brutschea Haugen, Nancy Straus Sundheim and Scott A. Battersby, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent in his or her name, place and stead, to execute in the name and on behalf of such person, individually and in each capacity stated below, any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in his or her name and on his or her behalf in his or her respective capacities as officers or directors of Unisys Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 14, 2009.

Signature	Title

/s/ J. Edward Coleman J. Edward Coleman	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and Director

/s/ Janet Brutschea Haugen Janet Brutschea Haugen	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Scott Hurley Scott Hurley	Vice President and Corporate Controller (Principal Accounting Officer)

/s/ Henry C. Duques Henry C. Duques	Lead Director

/s/ J.P. Bolduc J.P. Bolduc	Director

/s/ James J. Duderstadt James J. Duderstadt	Director

/s/ Matthew J. Espe Matthew J. Espe	Director

/s/ Denise K. Fletcher Denise K. Fletcher	Director

/s/ Clayton M. Jones Clayton M. Jones	Director

/s/ Leslie F. Kenne Leslie F. Kenne	Director

/s/ Clay B. Lifflander Clay B. Lifflander	Director

/s/ Theodore E. Martin Theodore E. Martin	Director

/s/ Charles B. McQuade Charles B. McQuade	Director

EXHIBIT INDEX

Exhibit Number	Document Description
4.1	Restated Certificate of Incorporation of Unisys Corporation (incorporated by reference to Exhibit 3.1 to Unisys Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999).

4.2	By-Laws of Unisys Corporation, as amended through December 6, 2007 (incorporated by reference to Exhibit 3 to Unisys Corporation’s Current Report on Form 8-K filed on December 11, 2007).

4.3	Registration Rights Agreement, dated July 31, 2009, among Unisys Corporation, Goldman, Sachs & Co., Banc of America Securities LLC and Deutsche Bank Securities Inc (incorporated by reference to Exhibit 10.4 to Unisys Corporation’s Current Report on Form 8-K filed on August 3, 2009).

4.4	Form of Stock Certificate.*

5.1	Opinion of Nancy Straus Sundheim, Senior Vice President, General Counsel and Secretary of Unisys Corporation, as to the validity of the common stock.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Ernst & Young LLP.*

23.3	Consent of Nancy Straus Sundheim (included in Exhibit 5.1).*

24.1	Powers of Attorney (included on pages II-4 and II-5 of this Registration Statement).*

*	Filed herewith.